UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

The Company sent the following Tweets under the Twitter handle @arconic (https://twitter.com/arconic):

Today $ARNC filed its definitive proxy, & the board encourages all investors to vote using the WHITE proxy card. arconic.com/proxy

The experience & engagement of the current $ARNC board is critical to success. Vote using the WHITE proxy card. arconic.com/proxy

“2017 Annual Meeting of Shareholders: 5 Things to Know – Vote the WHITE Proxy Card”

1. Arconic’s 2017 Annual Meeting of Shareholders is scheduled for May 16, 2017. Arconic shareholders will be asked to vote on several proposals, including nominees for election to the Board of Directors.

2. Arconic has recommended five highly qualified and experienced nominees and urges shareholders to review the detailed information regarding these candidates in Arconic’s proxy materials.

3. Arconic will soon be sending shareholders a detailed proxy statement and WHITE proxy card in connection with the Annual Meeting. You may be receiving proxy materials from affiliates of Elliott Management Corporation, a shareholder that has nominated its own slate of four director candidates in opposition to your Board’s director nominees. Your Board recommends that you refrain from making any voting decision until you have had a chance to carefully review the Arconic proxy materials. The Board urges you to Vote the WHITE proxy card and to discard any BLUE proxy card you might receive from Elliott Management.

4. Arconic’s Board is independent, engaged and focused on increasing shareholder value, and Arconic’s Director nominees provide fresh perspectives and relevant skill and expertise that are critical to Arconic’s success. The Board’s nominees have critical industry and commercial insights into global aerospace and transportation markets. Learn more.

5. For more information, visit arconic.com/annualmeeting. If you have any questions about voting your proxy, please do not hesitate to contact the firm assisting us on this matter, Innisfree M&A Incorporated, toll free at 1-877-750-5836.